Exhibit 10.1 December 20, 2019 Mr. Gale Klappa [ADDRESS] [ADDRESS] Dear Gale: This letter will confirm compensation and benefits to be provided to you for services as Executive Chair of WEC Energy Group. 2020 Compensation Your annual base salary will be $1,050,000. In addition to your salary, you will be eligible for annual incentive compensation with a target value of 105 percent of base pay. You also will participate in the long-term incentive plan. The award, which will be granted in January, will have a target value of 200 percent of base pay and will be comprised of 25 percent performance units and 15 percent stock options vesting in accordance with the standard terms and conditions. The remaining 60 percent will be in restricted stock vesting one year from the date of grant consistent with the award you received in 2019. Future adjustments will be determined in the ordinary course of business by the Compensation Committee. Additional Benefits You will be eligible to participate in all other benefits available to other senior executives of the company. All benefits described above which are further defined in plan documents are subject to all of the terms in those documents which supersede any other description. Management reserves the right in its discretion to change or terminate all current benefit plans or practices and other policies and procedures. Finally, your employment would be considered at-will. Gale, your proven strategic insights and knowledge of the industry continue to help ensure success for WEC Energy Group. Thank you for your continued support. Sincerely, /s/ Ulice Payne, Jr. Ulice Payne, Jr. Chair, WEC Energy Group Compensation Committee __________________ I have reviewed and accept this offer. Signature: /s/ Gale E. Klappa Date: 12/20/2019